Filed Pursuant to Rule 424(b)(3)
File Nos. 333-215074 and 811-23221

FS CREDIT INCOME FUND

Supplement dated July 7, 2026

to

Prospectus dated March 1, 2026

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Income Fund (the “Fund”), dated March 1, 2026 (as may be supplemented and amended, the “Prospectus”). Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 39 of the Prospectus before you decide to invest in the Fund’s Shares.

Management of the Fund

On July 5, 2026, Robert Hoffman resigned from his positions with Future Standard and its affiliates, including his role as a member of FS Credit Income Advisor’s investment committee.

On July 6, 2026, Scott Giardina was appointed as a member of FS Credit Income Advisor’s investment committee.

Following such resignation and appointment, FS Credit Income Advisor’s investment committee is comprised of three members: Andrew Beckman, Scott Giardina and Nicholas Heilbut. All references to Robert Hoffman in the Prospectus are hereby removed.

As a result of the foregoing, this supplement amends the subsection of the Prospectus entitled “Management of the Fund—Investment Personnel” by replacing the second sentence of the first paragraph thereof in its entirety with the following:

“The members of FS Credit Income Advisor’s investment committee are Andrew Beckman, Scott Giardina and Nicholas Heilbut.”

This supplement amends the subsection of the Prospectus entitled “Management of the Fund—Investment Personnel” by inserting the following paragraph immediately before the last paragraph thereof:

Scott Giardina is a Managing Director and Head Trader on the Global Credit team at Future Standard where he focuses on public and private capital markets, trading and sourcing. Prior to joining Future Standard, Mr. Giardina was a Managing Director at DW Partners and Head of Trading at Magnetar Capital. He was also Head of European High Yield Trading at Goldman Sachs. He began his career as a securities lawyer for LeBoeuf, Lamb, Greene and MacRae. Mr. Giardina earned a BA with honors in Economics from Johns Hopkins University, a JD from the University of Virginia School of Law and an MBA in Finance from Columbia Business School.

Filed Pursuant to Rule 424(b)(3)
File Nos. 333-215074 and 811-23221

FS CREDIT INCOME FUND

Supplement dated July 7, 2026

to

Statement of Additional Information dated March 1, 2026

This supplement contains information which amends, supplements or modifies certain information contained in the Statement of Additional Information of FS Credit Income Fund (the “Fund”), dated March 1, 2026 (as may be supplemented or amended, the “SAI”). Capitalized terms used in this supplement have the same meanings as in the SAI, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 39 of the Prospectus before you decide to invest in the Fund’s Shares.

Management of the Fund

On July 5, 2026, Robert Hoffman resigned from his positions with Future Standard and its affiliates, including his role as a member of FS Credit Income Advisor’s investment committee.

On July 6, 2026, Scott Giardina was appointed as a member of FS Credit Income Advisor’s investment committee.

Following such resignation and appointment, FS Credit Income Advisor’s investment committee is comprised of three members: Andrew Beckman, Scott Giardina and Nicholas Heilbut. All references to Robert Hoffman in the Statement of Additional Information are hereby removed.

As a result of the foregoing, this supplement amends the subsection of the Statement of Additional Information entitled “Management of the Fund—Portfolio Management—Other Accounts Managed by Portfolio Managers” by inserting the following in the table of such subsection in the appropriate alphabetical order:

Scott Giardina[1]
Registered Investment Companies	2	$4,109,346	2	$4,109,346
Other Pooled Investment Vehicles	--	--	--	--
Other Accounts	--	--	--	--

1 The information for Mr. Giardina is presented as of March 31, 2026.

This supplement amends the subsection of the Statement of Additional Information entitled “Management of the Fund—Portfolio Management—Securities Ownership of Portfolio Managers” by inserting the following in the table of such subsection in the appropriate alphabetical order:

Scott Giardina[2]	None

2 The information for Mr. Giardina is presented as of July 1, 2026.